UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________________

FORM 8-A

__________________

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

CE Franklin Ltd.

(Exact name of registrant as specified in its charter)

Alberta, Canada	N/A
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

Suite 1900, 300 – 5th Avenue S.W., Calgary, Alberta, Canada	T2P 3C4
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered:	Name of each exchange on which each class is to be registered:

Common Shares, no par value	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.   ☐

Securities Act registration statement file number to which this form relates:   Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:   None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered are common shares without nominal or par value (the “Common Shares”), of CE Franklin Ltd, a Canadian corporation registered under the Business Corporations Act of Alberta (the “Corporation”). The authorized capital stock of the Corporation currently consists of an unlimited number of Common Shares and an unlimited number of Preferred Shares (the “Preferred Shares”) issuable in one or more series.  As of April 13, 2009 the Corporation had 17,781,794 Common Shares outstanding, of which approximately 54.7% are held by Smith International, Inc.   No series of Preferred Shares has been created and there are no Preferred Shares outstanding.

The following is a brief description of the Common Shares of the Corporation.  It is subject to the detailed provisions of the Corporation’s certificate and articles of amalgamation (“Certificate of Amalgamation”) dated December 31, 2007 and the Corporation’s Bylaw No. 1 (“Bylaws”).  This description does not purport to be complete, and is qualified in its entirety by reference to the terms of the Certificate of Amalgamation and By-laws, each of which is incorporated by reference into this Form 8-A.

Holders of Common Shares are entitled to notice of and to vote at all meetings of shareholders on the basis of one vote per Common Share, except the meetings, at which only holders of Preferred Shares may vote.  Holders of Common Shares have no pre-emptive rights to purchase additional shares of the Corporation. Common Shares are not subject to any redemption or sinking fund provisions and are not convertible into any other securities of the Corporation. Subject to preferential rights of any outstanding Preferred Shares, holders of Common Shares are entitled to such dividends as may be declared from time to time at the discretion of the Board of Directors out of funds legally available therefore. Holders of Common Shares are entitled to share ratably in the net assets of the Corporation upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Shares then outstanding. Under Alberta law, no amendments may be made to the Corporation’s Articles, including the creation of any additional classes of shares or amendment to the terms of the existing classes, without the approval of a two-thirds majority of shares represented at a duly called meeting of the shareholders, at which a quorum is present. There is no cumulative voting on the election of directors and, accordingly, holders of a majority of the outstanding Common Shares can elect all directors.

This registration relates to the listing of the Corporation’s Common Shares on the NASDAQ Global Market, which is expected to take place on April 14, 2009, and the Corporation’s related voluntary withdrawal of the listing of its Common Shares on the NYSE Alternext US stock exchange (also known as NYSE Amex) effective as of the close of business on April 13, 2009.

Item 2. Exhibits

The following documents are filed as exhibits to this registration statement:

Exhibit Number	Description

3.1

Certificate and Articles of Amalgamation of CE Franklin Ltd., with and into Full Tilt Field Services Ltd. and Jen Supply Inc., dated December 31, 2007 and filed with Alberta Registries on January 2, 2008 - incorporated herein by reference to Exhibit 1.1 of the Corporation’s annual report on Form 20-F for the fiscal year ended December 31, 2008 (“2008 20-F”).

3.2	Bylaw No. 1 of CE Franklin Ltd. – incorporated herein by reference to the Corporation’s Exhibit 1.2 of the 2008 20-F.

3.3

Certificate and Articles of Amendment of CE Franklin Ltd., amending its articles on October 19, 1993 – incorporated herein by reference to Exhibit 3.1 to the Corporation’s Registration Statement on Form F-1A (No. 33-68944) filed on October 28, 1993.

4.1	Specimen Certificate for Common Shares of the Corporation. * _______________ *Filed herewith

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: April 13, 2009	CE Franklin Ltd. By: ”Signed”
Name: Michael S. West Title: President and Chief Executive Officer

1666603

EXHIBIT 4.1

INCORPORATED UNDER THE BUSINESS CORPORATIONS ACT (ALBERTA)

Number ***SPECIMEN***

CE FRANKLIN LTD.

Shares ***SPECIMEN***

THIS CERTIFIES THAT ***SPECIMEN***

CUSIP 125151 10 0

ISIN CA 1251511004

SEE REVERSE FOR CERTAIN DEFINITIONS

is the registered holder of

FULLY PAID AND NON-ASSESSABLE COMMON SHARES WITHOUT PAR VALUE IN THE CAPITAL OF

CE FRANKLIN LTD.

transferable on the books of the Company only upon surrender of this certificate properly endorsed.

This certificate is not valid unless countersigned by the Transfer Agent and Registrar of the Company.

IN WITNESS WHEREOF the Company has caused this certificate to be signed on its behalf by the facsimile signatures of its duly authorized officers.

Dated:

Chairman, President and Chief Executive Officer

Corporate Secretary

COUNTERSIGNED AND REGISTERED
COMPUTERSHARE TRUST COMPANY, INC.
(NEW YORK, CHICAGO)
TRANSFER AGENT AND REGISTRAR

By ***SPECIMEN***
Authorized Officer

OR

COUNTERSIGNED AND REGISTERED
COMPUTERSHARE TRUST COMPANY OF CANADA
(CALGARY)
TRANSFER AGENT AND REGISTRAR

By ***SPECIMEN***
Authorized Officer

The shares represented by this certificate are transferable at the offices of Computershare Trust Company of Canada in Calgary, AB or at the offices of Computershare Trust Company, Inc. in New York, NY and Chicago, IL.

SECURITY INSTRUCTIONS ON REVERSE VOIR LES INSTRUCTIONS DE SÉCURITÉ AU VERSO

EXHIBIT 4.1

The shares represented by this certificate have rights, privileges, restrictions and conditions attached thereto and the Company will furnish to a shareholder, on demand and without charge, a full copy of the text of: (a) the rights, privileges, restrictions and conditions attached to each class authorized to be issued and to each series in so far as the same have been fixed by the directors; and (b) the authority of the directors to fix the rights, privileges, restrictions and conditions of subsequent series.

The following abbreviations shall be construed as though the words set forth below opposite each abbreviation were written out in full where such abbreviation appears

TEN COM	- as tenants in common
TEN ENT	- as tenants by the entireties
JT TEN	- as joint tenants with rights of survivorship and not as tenants in common
(Name) CUST (Name) UNIF GIFT MIN ACT (State)	- (Name) as Custodian for (Name) under the (State) Uniform Gifts to Minors Act

Additional abbreviations may also be used though not in the above list

* Please insert Social Insurance, Tax Identification, or other identifying number of transferee.

For value received the undersigned hereby sells, assigns and transfers unto

____

Insert name and address of transferee

____

____ shares

represented by this certificate and does hereby irrevocably constitute and appoint

____ the attorney

of the undersigned to transfer the said shares on the books of the Company with full power of substitution in the premises.

DATED: ______________ ____________________ ____________________

Signature of Shareholder | Signature of Guarantor

Signature Guarantee:
The signature on this assignment must correspond with the name as written upon the face of the certificate(s), in every particular, without alteration or enlargement, or any change whatsoever and must be guaranteed by a major Canadian Schedule I chartered bank or a member of an acceptable Medallion Signature Guarantee Program (STAMP, SEMP, MSP). The Guarantor must affix a stamp bearing the actual words "Signature Guaranteed".

In the USA, signature guarantees must be done by members of a "Medallion Signature Guarantee Program" only.

Signature guarantees are not accepted from Treasury Branches, Credit Unions or Caisses Populaires unless they are members of the Stamp Medallion Program.

Computershare's Privacy Notice:
In the course of providing services to you and our corporate clients, Computershare receives non-public personal information about you - your name, address, social insurance number, securities holdings, transactions, etc. We use this to administer your account, to better serve your and our clients' needs and for other lawful purposes. We have prepared a Privacy Code to tell you more about our information practices and how your privacy is protected. It is available at our website, computershare.com, or by writing us at 100 University Avenue, Toronto, Ontario, M5J 2Y1. *You are required to provide your SIN if you will receive income on these securities. We will use this number for income reporting. Computershare may also ask for your SIN as an identification-security measure if you call or write to request service on your account; however you may decline this usage.

SECURITY INSTRUCTIONS - INSTRUCTIONS DE SÉCURITÉ

THIS IS WATERMARKED PAPER, DO NOT ACCEPT WITHOUT NOTING WATERMARK. HOLD TO LIGHT TO VERIFY WATERMARK.

PAPIER FILIGRANÉ, NE PAS ACCEPTER SANS VÉRIFIER LA PRÉSENCE DU FILIGRANE. POUR CE FAIRE, PLACER À LA LUMIÈRE.

CALVLT.INS/000129 00BQXA